Exhibit 99.1

ABC ACQUISTION CORP 1501


Part I	FINANCIAL STATEMENTS

	Item 1	Condensed Financial Statements

	Condensed Balance Sheets
	March 31, 2010 (unaudited) and December 31, 2009	F-1

	Condensed Statements of Operations (unaudited) for the
	three months ended March 31, 2010 and for the
	period from July 10, 2009 (inception) to March 31, 2010	F-2

	Condensed Statements of Cash Flows (unaudited) for the
	three months ended March 31, 2010 and for the
	period from July 10, 2009 (inception) to March 31, 2010	F-3

	Notes to Condensed Financial Statements (unaudited)	F-4


                           ABC ACQUISITION CORP 1501
                         (A Development Stage Company)
                           CONDENSED BALANCE SHEETS

                                    ASSETS

                                                        March 31,  December 31,
                                                          2010        2009
                                                       (unaudited)

Current Assets:
  Cash                                                   $       -  $       -
    Total Current Assets                                         -          -

TOTAL ASSETS                                             $       -  $       -


                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
  Accounts payable                                       $  16,486  $   2,946
  Due to stockholder/officer                                10,000     10,000
    Total Current Liabilities                               26,486     12,946

Stockholder's Equity (Deficit):
  Preferred stock, par value $0.0001; 100,000,000 shares
    authorized, none issued                                      -          -
  Common stock, par value $0.0001; 400,000,000 shares
    authorized; 35,000,000 shares issued and outstanding
    March 31, 2010 and December 31, 2009                     3,500      3,500
  Deficit accumulated during development stage             (29,986)   (16,446)
    Total Stockholder's (Deficit)                          (26,486)   (12,946)

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                 $     -  $       -

The accompanying notes are an integral part of these condensed financial statements.

                                    F - 1

                          ABC ACQUISITION CORP 1501
                        (A Development Stage Company)
                     CONDENSED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                                         For Three       July 10, 2009
                                       Months Ended      (Inception) to
                                         March 31,         March 31,
                                           2010              2010

Sales                                 $              -  $            -
Cost of Goods Sold                                   -               -
  Gross Profit                                       -               -

Operating Expenses:
  General and administrative expenses           13,540          29,986
    Total Operating Expenses                    13,540          29,986

Net Loss                              $        (13,540) $      (29,986)

Net Loss Per Share:
  Basic & Diluted                     $              -  $            -

Weighted Average Shares Outstanding:
  Basic and Diluted                       35,000,000        35,000,000

The accompanying notes are an integral part of these condensed financial statements.

                                    F - 2

                          ABC ACQUISITION CORP 1501
                        (A Development Stage Company)
                     CONDENSED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

                                                                   July 10,
                                                 Three Months        2009
                                                    Ended       (Inception) to
                                                   March 31,       March 31,
                                                     2010            2010

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                      $      (13,540) $      (29,986)
  Adjustments to reconcile net loss to net cash
    (used in) operating activities:
      Changes in  assets and liabilities:
        Accounts payable and accrued expenses           13,540          16,486
          Net Cash Used in Operating Activities              -         (13,500)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of common stock                                       -           3,500
  Net advances from stockholder/officer                      -          10,000
    Net Cash Provided by Financing Activities                -          13,500


NET CHANGE IN CASH AND CASH EQUIVALENTS                      -               -

CASH AND CASH EQUIVALENTS:
  Beginning of the Period                                    -               -

  End of the Period                             $            -  $            -


The accompanying notes are an integral part of these condensed financial statements.


                                    F - 3

                          ABC ACQUISITION CORP 1501
                        (A Development Stage Company)
                               MARCH 31, 2010
                   NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

ABC Acquisition Corp 1501 (the "Company") was incorporated on July 10, 2009 in the state of Nevada. The Company intends to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business.

At March 31, 2010, the Company has not yet commenced any operations. All activity from July 10, 2009 (date of inception) through March 31, 2010 relates to the Company's formation and the filing of its effective registration statement.

The Company, based on proposed business activities, is a ''blank check'' company. The Securities and Exchange Commission defines such a Company as ''a development stage company'' when it has no specific business plan or purpose, or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and is issued 'penny stock,' as defined in Rule 3a 51-1 under the Securities Exchange Act of 1934. Many states have enacted statutes, rules and regulations limiting the sale of securities of ''blank check'' companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in its securities, either debt or equity, until the Company concludes a business combination.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation and, to a lesser extent, desires to employ the Company's funds in its business. The Company's principal business objective for the next twelve (12) months, and beyond such time, will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. The analysis of new business opportunities will be undertaken by or under the supervision of the officers and directors of the Company.

NOTE 2 - BASIS OF PRESENTATION

The accompanying Unaudited Condensed Financial Statements ("Financial Statements") have been prepared by management in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments, consisting principally of normal recurring adjustments, considered necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented have been included. These financial statements should be read in conjunction with the Company's audited financial statements and accompanying notes for the year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on April 6, 2010. Additionally, our operating results for the three-months ended March 31, 2010 are not necessarily indicative of the results that can be expected for the year ending December 31, 2010, or for any other period.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company
The Company is a development stage company. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated, since inception, have been considered as part of the Company's development stage activities.

                                    F - 4

                          ABC ACQUISITION CORP 1501
                        (A Development Stage Company)
                               MARCH 31, 2010
                   NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates
The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Income Taxes
The Company accounts for income taxes under the asset and liability method, where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

At March 31, 2010, there were no uncertain tax positions that require accrual.

Net Loss Per Share
Basic loss per share is computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is computed by dividing net income, or loss, by the weighted average number of shares of both common and preferred stock outstanding for the period.

As of March 31, 2010 and December 31, 2009, basic and diluted loss per share was the same as there were no outstanding instruments having a dilutive effect.

Recently Issued Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board ("FASB") or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

NOTE 4 - RELATED PARTY TRANSACTION

As of March 31, 2010 the Company received $10,000 from its sole shareholder to be used for working capital. The loan is unsecured, non-interest bearing and payable on demand.

NOTE 5 - SUBSEQUENT EVENTS

The Company has performed a review of events subsequent to the balance sheet date.

                                    F- 5